EXHIBIT 12.1
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                     TEXTRON PARENT COMPANY BORROWING GROUP

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)

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                                                                                   Nine Months
                                                                                      Ended
                                                                                  September 28,
                                                                                       1996
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Fixed charges:
  Interest expense                                                                  $111
  Distributions on preferred securities of subsidiary trust, net of income taxes      16
  Estimated interest portion of rents                                                 13

    Total fixed charges                                                             $140



Income:
  Income from continuing operations before income taxes and distributions on
    preferred securities of subsidiary trust                                        $607
  Eliminate equity in undistributed pretax income of finance subsidiaries           (192)
  Fixed charges                                                                      140

    Adjusted income                                                                 $555



Ratio of income to fixed charges                                                    3.96

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